Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for January 27, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON INCORPORATED ADOPTS SHAREHOLDER RIGHTS PLAN

NORTHVILLE, MI (January 27, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that its Board of Directors has adopted a Shareholder Rights Plan (the “Rights Plan”) in which one purchase right will be distributed as a dividend on each share of common stock held of record as of the close of business on February 10, 2009 (the “Rights”). The Rights will be deemed attached to the certificates representing outstanding shares of common stock and no separate Rights certificates will be issued.

The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s shareholders. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan is not being adopted in response to any specific effort to acquire control of the Company.

Each Right will entitle its holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of a newly created Series B Preferred Stock of the Company for $20.00 (the “Purchase Price”). The Rights will become exercisable if any person or group becomes the beneficial owner of 15 percent or more of the Company’s common stock or has commenced a tender or exchange offer which, if consummated, would result in any person or group becoming the beneficial owner of 15 percent or more of the Company’s common stock. If any person or group becomes the beneficial owner of 15 percent or more of the Company’s common stock, each right will entitle its holder, other than the acquiring person, to purchase a number of shares of the Company’s or the acquirer’s common stock having a value of twice the Purchase Price.

Further details about the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the Company.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2008 and its Form 10-K for the year ended December 31, 2007.

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